UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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DUPONT FABROS TECHNOLOGY, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than Registrant)

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1212 New York Avenue, NW, Suite 900

Washington, DC 20005

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 19, 2009

To Our Stockholders:

You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of DuPont Fabros Technology, Inc. (the “Company,” “we,” “our” or “us”) on May 19, 2009, at 9:00 a.m., Eastern time, at the Grand Hyatt Washington, 1000 H Street NW, Washington, DC 20001, to consider and take action on the following:

1.	To elect seven members to the Board of Directors for a term of one year each;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2009; and

3.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Our Board of Directors has fixed the close of business on March 20, 2009, as the record date for determining the stockholders entitled to notice of and to vote at our Annual Meeting. Only stockholders of record as of the close of business on March 20, 2009, are entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof. You may vote by mail by completing and returning the enclosed proxy in the envelope provided. Please see the attached proxy statement for more details on how you can vote.

The Board of Directors appreciates and encourages your participation in the Annual Meeting. Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented. Accordingly, please complete, sign, date and return the enclosed proxy card to vote your shares by mail. If you attend the Annual Meeting, you may revoke your proxy and vote in person. Your proxy is revocable in accordance with the procedures set forth in this proxy statement.

By order of the Board of Directors,

Lammot J. du Pont

Executive Chairman of the Board

Washington, DC

April 3, 2009

DUPONT FABROS TECHNOLOGY, INC.

1212 New York Avenue, NW, Suite 900

Washington, DC 20005

PROXY STATEMENT

GENERAL INFORMATION

Proxy Solicitation

We have furnished this proxy statement in connection with the solicitation of proxies by our Board of Directors for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the Grand Hyatt Washington, 1000 H Street NW, Washington, DC 20001, on May 19, 2009, at 9:00 a.m., Eastern time, and at any adjournment and postponement thereof. Our Board of Directors requests that you allow your shares to be represented and voted at the Annual Meeting by the proxy holders named on the enclosed card. This proxy statement and the accompanying proxy card were first sent to stockholders on or about April 8, 2009.

The mailing address of our principal executive offices is 1212 New York Avenue, NW, Suite 900, Washington, DC 20005. We maintain an internet website at www.dft.com. Information at or connected to our website is not and should not be considered part of this proxy statement.

We will bear the costs of this solicitation, including the costs of preparing, assembling and mailing proxy materials and the handling and tabulation of proxies received. In addition to solicitation by mail, proxies may be solicited by our directors, officers and employees, for no additional compensation, by telephone, personal interviews or otherwise. We have requested banks, brokers or other nominees and fiduciaries to forward the proxy materials to beneficial owners of our common stock and to obtain authorization for the execution of proxies. We will reimburse such parties for their reasonable expenses in forwarding proxy materials to beneficial owners upon request.

No person is authorized to give any information or to make any representation not contained in this proxy statement and, if given or made, you should not rely on that information or representation as having been authorized by us. The delivery of this proxy statement shall not, under any circumstances, imply that there has been no change in the information set forth since the date of this proxy statement.

Purposes of the Annual Meeting

The purposes of the Annual Meeting are to: (1) elect seven members to the Board of Directors; (2) ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2009; and (3) transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof. Our Board of Directors knows of no other matters to be brought before the Annual Meeting.

VOTING

How to Vote Your Shares

If you hold shares of our common stock in your own name as a holder of record – and not through a broker, bank or other nominee – you may vote your shares in person at our Annual Meeting. To vote in person, you must attend the Annual Meeting and obtain and submit a ballot, which will be provided at the meeting.

If you cannot attend the Annual Meeting in person, or you wish to have your shares voted by proxy even if you do attend our Annual Meeting, you may instruct the proxy holders named on the enclosed proxy card to vote your shares by completing, signing, dating and mailing the proxy card in the postage-paid envelope provided. Properly signed and returned proxies will be voted in accordance with the instructions contained therein. If the proxy card is signed, dated and returned, but voting directions are not made, the proxy will be voted “FOR” each of the seven director nominees, “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm and in such manner as the proxy holders named on the enclosed proxy card, in their discretion, determine upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

If your shares of our common stock are held through a broker, bank or other nominee (collectively referred to as “brokers”), under applicable rules of the New York Stock Exchange (the “NYSE”) (the exchange on which our common stock is traded), the brokers will vote your shares according to the specific instructions they receive from you. If brokers that hold shares of our common stock for a beneficial owner do not receive voting instructions from that owner, the broker may vote on the proposal if it is considered a routine matter under the NYSE’s rules. The election of directors and the ratification of the appointment of an independent registered public accounting firm at our Annual Meeting are considered routine matters for which specific instructions from beneficial owners are not required under the NYSE’s rules for brokers to vote such shares.

If you do not provide voting instructions to your broker for our common stock held in nominee or street name, your brokerage firm may either (1) vote your shares on routine matters, including this year’s election of directors and ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2009, or (2) leave your shares unvoted. As discussed above, if you do not provide specific voting instructions to your broker and your broker returns the signed proxy card, but leaves your shares unvoted, the named proxy holders will vote your shares in their discretion. To be certain that your shares are voted at our Annual Meeting, we encourage you to provide instructions to your brokerage firm or return your proxy.

How to Revoke Your Proxy

If you hold shares of our common stock in your own name as a holder of record, you may revoke a previously granted proxy at any time before it is exercised at our Annual Meeting by taking any of the following actions:

•	notifying our Secretary in writing that you would like to revoke your proxy;

•	completing a proxy card with a later date and by returning it to us at or before our Annual Meeting; or

•

attending our Annual Meeting and voting in person. Note, however, that your attendance at our Annual Meeting, by itself, will not revoke a proxy that you have already returned to us; you must also vote your shares in person at our Annual Meeting to revoke an earlier proxy.

If your shares of common stock are held on your behalf by a broker, you must contact the broker to receive instructions as to how you may revoke your proxy instructions.

Record Date for Our Annual Meeting; Who Can Vote at Our Annual Meeting; Voting Procedures and Vote Required

Our Board of Directors has fixed the close of business on March 20, 2009, as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting and all adjournments or postponements thereof. As of the close of business on March 20, 2009, the record date, we had outstanding 40,253,442 shares of our common stock. On all matters to come before the Annual Meeting, each holder of our common stock will be entitled to one vote for each share owned.

The representation in person or by proxy of stockholders entitled to cast a majority of all of the votes entitled to be cast at the Annual Meeting is necessary for a quorum. If you have returned valid proxy instructions or if you hold your common stock in your own name as a holder of record and attend the Annual Meeting in person, your shares will be counted for the purpose of determining whether a quorum is present. If a quorum is not present, the Annual Meeting may be adjourned by the chairman of the meeting until a quorum has been obtained.

The vote of a plurality of all the votes cast at the Annual Meeting at which a quorum is present is necessary for the election of a director. There is no cumulative voting in the election of directors. The vote of a majority of all the votes cast at the Annual Meeting at which a quorum is present is necessary to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2009. The affirmative vote of a majority of the votes cast at the Annual Meeting is necessary for approval of any other business that may properly come before the Annual Meeting.

For purposes of the election of directors and the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2009, abstentions will not be counted as votes cast and will have no effect on the result of either vote, although they will be considered present for the purpose of determining the presence of a quorum.

PROPOSAL ONE

ELECTION OF DIRECTORS

The Board of Directors has fixed the number of directors at seven. The seven persons named below, each of whom currently serves on our Board, have been nominated to serve on the Board of Directors until our 2010 Annual Meeting of Stockholders and until their respective successors are elected and qualified. The Board of Directors has no reason to believe that any of the persons named below as a nominee for our Board will be unable, or will decline, to serve if elected. A vote of a plurality of all the votes cast at the Annual Meeting at which a quorum is present is necessary for the election of a director. There is no cumulative voting in the election of directors.

Nominees for Election as Directors

The table below sets forth the names and biographical information of each of the directors nominated for election at the Annual Meeting.

Name	Principal Occupation	Director Since	Age
Lammot J. du Pont	Executive Chairman of the Board of the Company	2007	42
Hossein Fateh	President and Chief Executive Officer of the Company	2007	41
Mark Amin	Vice Chairman of Lionsgate Entertainment	2007	59
Michael A. Coke	Managing Partner of Terreno Capital Partners LLC	2007	41
Thomas D. Eckert	President and Chief Executive Officer of Capital Automotive Real Estate Services, Inc.	2007	61
Frederic V. Malek	Chairman of Thayer Capital Partners and Thayer Lodging Group	2007	72
John H. Toole	Partner with Cooley Godward Kronish LLP	2007	67

Lammot J. du Pont, the co-founder of our Company, has served as Executive Chairman of our Board since our inception. In 1997, Mr. du Pont, along with Mr. Fateh, co-founded a real estate development company that, prior to our initial public offering, or IPO, and through a variety of entities, acquired, developed, leased and managed our current operating properties. Through this real estate development company, he continues to manage the acquisition, development, leasing and management of various non-data center real estate assets.

Hossein Fateh, the co-founder of our company, has served as our President and Chief Executive Officer and as a director since our inception. In 1997, Mr. Fateh, along with Mr. du Pont, co-founded a real estate development company that, prior to our IPO and through a variety of entities, acquired, developed, leased and managed our current operating properties. Through this real estate development company, he continues to manage the acquisition, development, leasing and management of various non-data center real estate assets.

Mark Amin has served on our Board of Directors since completion of our IPO in October 2007. Since 2000, Mr. Amin has served as Vice Chairman of the board of directors of Lionsgate Entertainment, a producer and distributor of motion pictures. In 2001, Mr. Amin founded and has since served as Chief Executive Officer of Sobini Films, a private financier and producer of motion pictures. In 1999, Mr. Amin also founded and has since served as Chairman of CinemaNow, Inc., a provider of feature films through the internet and video-on-demand. Mr. Amin serves on the board of directors of JumpTV.

Michael A. Coke has served on our Board of Directors since completion of our IPO in October 2007. In September 2007, Mr. Coke co-founded and has since served as the managing partner of Terreno Capital Partners LLC, a real estate investment management firm. From January 1999 to his retirement in May 2007, Mr. Coke served as Chief Financial Officer and Executive Vice President of AMB Property Corporation, a global developer and owner of industrial real estate. He also served as AMB’s Chief Accounting Officer from 1998 to 2006. Mr. Coke was a member of AMB’s Investment Committee and was responsible for capital markets, accounting, tax, information systems, dispositions, valuations, risk management and financial planning groups totaling more than 130 officers and associates in five countries. From October 2005 to May 2007, Mr. Coke served as President and Chief Executive Officer of IAT Aviation Facilities, Inc., a listed Canadian Income Trust.

Thomas D. Eckert has served on our Board of Directors since completion of our IPO in October 2007. Since December 2005, he has served as the President and Chief Executive Officer of Capital Automotive Real Estate Services, Inc., which owns and manages net-leased real estate used primarily by large automotive retailers and is the operating affiliate of the private entity that acquired Capital Automotive REIT. In October 1997, Mr. Eckert co-founded Capital Automotive REIT and, from 1997 through its acquisition by Capital Automotive Real Estate Services in December 2005, served as its President and Chief Executive Officer. Mr. Eckert is the Chairman of the board of trustees of The Munder Funds, a mutual fund group.

Frederic V. Malek has served on our Board of Directors since completion of our IPO in October 2007. In 1992, Mr. Malek founded and has since served as the Chairman of Thayer Capital Partners, a Washington DC-based merchant bank. In 1991, Mr. Malek founded and has since served as the Chairman of Thayer Lodging Group, a hotel investment company. Mr. Malek serves on the board of directors of CB Richard Ellis and Automatic Data Processing Corp.

John H. Toole has served on our Board of Directors since completion of our IPO in October 2007. Since 2000, Mr. Toole has been a partner with the law firm Cooley Godward Kronish LLP, where he practices real estate and business law.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL ONE.

PROPOSAL TWO

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors, which is composed entirely of independent directors, has appointed Ernst & Young LLP as our company’s independent registered public accounting firm for the year ending December 31, 2009. Although stockholder approval is not required, we desire to obtain from our stockholders an indication of their approval or disapproval of the Audit Committee’s action in appointing Ernst & Young LLP as the independent registered public accounting firm of our company for 2009. If our stockholders do not ratify and approve this appointment, the appointment will be reconsidered by the Audit Committee and our Board of Directors. For additional information regarding our independent registered public accounting firm, see “Relationship with Independent Registered Public Accounting Firm” below.

A representative of Ernst & Young LLP will be present at our Annual Meeting, where the representative will be afforded an opportunity to make a statement and to respond to appropriate questions.

The vote of a majority of all votes cast at the Annual Meeting at which a quorum is present is necessary to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2009.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL TWO.

INFORMATION ABOUT OUR BOARD OF DIRECTORS AND ITS COMMITTEES

Independence of Our Board of Directors

Our Bylaws and Corporate Governance Guidelines and the listing standards of the NYSE require that a majority of our directors be independent. Our Board of Directors has adopted categorical standards to assist them in evaluating the independence of each of the directors. The guidelines include, and either meet or exceed, the independence requirements of the NYSE listing standards and are available on our website at www.dft.com/investor_relations/.

Under the director independence guidelines, the Board must affirmatively determine that a director has no relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. To facilitate this determination, each director annually completes a questionnaire that provides information about relationships that might affect the determination of independence. Management provides the Nominating and Corporate Governance Committee and Board with relevant facts and circumstances of any relationship bearing on independence of a director or nominee that are outside the categories permitted under the director independence guidelines. The categorical standards describe various types of relationships that could potentially exist between a board member and the Company and set thresholds at which such relationships would be deemed to be material.

Based on these criteria, our Board of Directors has affirmatively determined that each of the following current members of our Board of Directors is independent under our Corporate Governance Guidelines, director independence guidelines and NYSE listing standards: Mark Amin, Michael A. Coke, Thomas D. Eckert and Frederic V. Malek. We presently have seven directors, including these four independent directors.

Our Board of Directors has established standing committees to assist it in the discharge of its responsibilities. The principal responsibilities of each committee are described below. Actions taken by any committee of our Board of Directors are reported to the Board, usually at the meeting following such action.

Executive Sessions of Our Non-Management Directors

The non-management directors of our Board of Directors meet from time to time in executive sessions that exclude members of the management team. Our Board of Directors held two executive sessions during 2008. Our Lead Independent Director presides over all meetings of non-management directors. During these meetings, the Lead Independent Director has the power to lead the meeting, set the agenda and determine the information to be provided. The Board of Directors has appointed Frederic V. Malek to serve as the Lead Independent Director to serve until the 2010 annual meeting of stockholders. Stockholders and other interested persons may contact the Lead Independent Director in writing by mail c/o DuPont Fabros Technology, Inc., 1212 New York Avenue, NW, Suite 900, Washington, DC 20005, Attention: Frederic V. Malek.

Audit Committee

Our Board of Directors has established an Audit Committee, which consists of Messrs. Coke (Chairman), Eckert and Malek. Our Board of Directors has determined that each current member of the Audit Committee is independent, as that term is defined under the independence standards for Audit Committee members prescribed under the rules of the Securities and Exchange Commission (the “SEC”), the listing standards of the NYSE and our Bylaws and Corporate Governance Guidelines, and that each of the members of the Audit Committee is financially literate, as that term is interpreted by our Board of Directors. In addition, our Board of Directors has determined that Mr. Coke is an “audit committee financial expert” as that term is defined in the SEC rules. The Audit Committee operates under a written charter adopted by our Board of Directors. The primary duties and responsibilities of the Audit Committee include, among other things, evaluating:

•	our accounting and financial reporting processes;

•	the integrity and audits of our consolidated financial statements;

•	our compliance with legal and regulatory requirements;

•	the qualifications and independence of our independent registered public accounting firm; and

•	the performance of our independent registered public accounting firm and any internal auditors.

The Audit Committee met nine times in 2008, and each of the members attended all of the meetings.

For more information, please see “Audit Committee Report” below.

Compensation Committee

Our Board of Directors has established a Compensation Committee which consists of Messrs. Amin (Chairman), Eckert and Malek. Our Board of Directors has determined that each current member of the Compensation Committee is independent in accordance with the Company’s independence criteria discussed above under “—Independence of Our Board of Directors.” The Compensation Committee operates under a written charter adopted by our Board of Directors. The primary duties and responsibilities of the Compensation Committee include, among other things:

•	evaluating the performance and compensation paid by us to our executive officers;

•	administering our incentive plans;

•	assisting management in complying with our proxy statement and annual report disclosure requirements; and

•	producing a report on executive compensation to be included in our proxy statement for our annual meetings.

The Compensation Committee is responsible for establishing, modifying and approving the compensation program for our named executive officers. The Compensation Committee may include in its meetings members of our management team, representatives of the independent auditor and any other personnel whose presence the committee believes to be necessary or appropriate. The committee may also form and delegate authority to subcommittees. In addition, the Compensation Committee has the authority to retain compensation consultants to assist in the evaluation of the compensation of our directors and executive officers. With respect to outside director compensation, any changes to our current director compensation program would be made by the full board upon the recommendation of the Compensation Committee, with input from the Nominating and Corporate Governance Committee. Additional information regarding the Compensation Committee’s processes and procedures can be found below in “Executive Compensation—Compensation Discussion and Analysis.”

The Compensation Committee met five times in 2008, and each of the members attended all of the meetings.

Nominating and Corporate Governance Committee

Our Board of Directors has established a Nominating and Corporate Governance Committee which consists of Messrs. Malek (Chairman), Amin and Eckert. Our Board of Directors has determined that each current member of the Nominating and Corporate Governance Committee is independent in accordance with the Company’s independence criteria discussed above under “—Independence of Our Board of Directors.” The Nominating and Corporate Governance Committee operates under a written charter adopted by our Board of Directors. The primary duties and responsibilities of the Nominating and Corporate Governance Committee include, among other things:

•

identifying, recruiting and recommending to the full Board of Directors qualified candidates for election as directors and recommending a slate of nominees for election as directors at the annual meeting of stockholders;

•	developing and recommending to the Board of Directors corporate governance guidelines, including the committee’s selection criteria for director nominees;

•	reviewing and making recommendations on matters involving the general operation of the Board of Directors and our corporate governance;

•	recommending to the Board of Directors nominees for each committee of the Board of Directors; and

•	facilitating the annual assessment of the Board of Directors’ performance and reporting thereon to the Board of Directors.

The Nominating and Corporate Governance Committee met five times in 2008, and each of the members attended all of the meetings.

Other Committees

From time to time, our Board of Directors may establish other committees as circumstances warrant and any such committee would have the authority and responsibility delegated to them by the Board of Directors.

Code of Business Conduct and Ethics

Our Board of Directors has adopted a code of business conduct and ethics that applies to our officers, directors and employees. Among other matters, our code of business conduct and ethics is designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;

•	compliance with applicable governmental laws, rules and regulations;

•	prompt internal reporting of violations of the code to appropriate persons identified in the code; and

•	accountability for adherence to the code.

Only our audit committee will be able to approve any waiver of the code of business conduct and ethics for our executive officers or directors, and we will disclose any such waiver promptly. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K relating to amendments to or waivers from any provision of the Code of Business Conduct and Ethics applicable to our Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer by posting such information on our website at www.dft.com, under the section, “Investor Relations, Governance Documents.”

Availability of Corporate Governance Materials

Stockholders may view our corporate governance materials, including the charters of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, our Corporate Governance Guidelines and our Code of Business Conduct and Ethics, on our website at www.dft.com, and these documents are available in print to any stockholder upon request by writing to DuPont Fabros Technology, Inc., 1212 New York Avenue, NW, Suite 900, Washington, DC 20005, Attention: Richard A. Montfort, Jr., Secretary. Information at or connected to our website is not and should not be considered a part of this proxy statement.

Director Nominations

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee of our Board of Directors performs the functions of a nominating committee. The Nominating and Corporate

Governance Committee’s charter describes the committee’s responsibilities, including identifying, reviewing, evaluating and recommending director candidates for nomination by our Board of Directors. Our Corporate Governance Guidelines also contain information concerning the responsibilities of the Nominating and Corporate Governance Committee with respect to identifying and evaluating director candidates. Both documents are available on our website at www.dft.com. Information at or connected to our website is not and should not be considered a part of this proxy statement.

Director Candidate Recommendations and Nominations by Stockholders. The Nominating and Corporate Governance Committee’s charter provides that the committee will consider recommendations of candidates for our Board of Directors by stockholders. Stockholders must submit any such recommendations for the consideration of our Nominating and Corporate Governance Committee through the method described under “Communications with Our Board of Directors” below. In addition, any stockholder of record entitled to vote for the election of directors at the 2009 Annual Meeting of Stockholders may nominate persons for election to our Board of Directors if that stockholder complies with the notice procedures summarized in “Stockholder Proposals for Our 2010 Annual Meeting” below. Recommendations by stockholders that are made in accordance with these procedures will receive the same consideration by the Nominating and Corporate Governance Committee as other suggested nominees.

Process for Identifying and Evaluating Director Candidates. The Nominating and Corporate Governance Committee evaluates all director candidates in accordance with the criteria described in our Corporate Governance Guidelines. The Committee evaluates any candidate’s qualifications to serve as a member of the Board of Directors based on the skills and characteristics of individual Board members as well as the composition of the Board of Directors as a whole. In addition, the Nominating and Corporate Governance Committee will evaluate a candidate’s independence and diversity, skills and experience in the context of the Board of Directors’ needs. The Nominating and Corporate Governance Committee seeks to identify director candidates whose skills and attributes are consistent with these criteria. To assist in the recruitment of new members to our board, the Nominating and Corporate Governance Committee may employ one or more third-party search firms. All approvals of nominations are determined by the full Board of Directors.

Our employment agreements with each of Messrs. du Pont and Fateh provide that, during the term of the agreement and, following any termination or expiration of the employment agreement, if either of Messrs. du Pont or Fateh beneficially owns at least 9.8% of our outstanding common stock, calculated on a diluted basis assuming conversion of all outstanding units of limited partnership interest in our operating partnership, DuPont Fabros Technology, L.P. (“OP units”), into shares of our common stock, Messrs. du Pont and/or Mr. Fateh, as applicable, are entitled to be nominated for election to our board of directors at each meeting of our stockholders at which directors are elected.

Communications with Our Board of Directors

Our Board of Directors has established a process for stockholders to send communications to our Board of Directors. Stockholders can send communications to our Board of Directors and, if applicable, to any committee or to specified individual directors in writing c/o DuPont Fabros Technology, Inc., 1212 New York Avenue, NW, Suite 900, Washington, DC 20005, Attention: Frederic V. Malek (or the name of the director with whom the stockholder desires to communicate). The Company does not screen mail, except when warranted for security purposes, and all such letters will be forwarded to our Board of Directors and/or any such specified committee or individual directors.

Stockholder Proposals for Our 2010 Annual Meeting

Our Board of Directors will provide for presentation of proposals by our stockholders at the 2010 Annual Meeting of Stockholders, provided that any such proposals are submitted by eligible stockholders who have complied with the relevant regulations of the SEC regarding stockholder proposals.

Although the date has passed for a stockholder to submit a proposal for consideration at the 2009 Annual Meeting, stockholder proposals may be included in the agenda for the 2010 Annual Meeting of Stockholders if properly submitted in accordance with our Bylaws. Stockholders intending to submit proposals for presentation at our 2010 Annual Meeting of Stockholders, scheduled to be held in May 2010, must submit their proposals in writing, and we must receive these proposals at our executive offices on or before December 9, 2009, for inclusion in our proxy statement and the form of proxy relating to our 2010 Annual Meeting. We will determine whether or not to include any proposal in our proxy statement and form of proxy on a case-by-case basis in accordance with our judgment and the regulations governing the solicitations of proxies and other relevant regulations of the SEC. We will not consider proposals received after December 9, 2009, for inclusion in our proxy materials for our 2010 Annual Meeting of Stockholders.

Section 11 of Article II of our Bylaws provides that in order for a stockholder to nominate a candidate for election as a director at an annual meeting of stockholders or propose business for consideration at such meeting, notice must be given in writing to our Secretary not later than the close of business on the 90th day prior to the first anniversary of the date of the preceding year’s annual meeting of stockholders nor earlier than the 120th day prior to the first anniversary of the date of the preceding year’s annual meeting of stockholders. As a result, any notice given by or on behalf of a stockholder pursuant to the provisions of the Bylaws must be delivered in writing via personal delivery or United States certified mail, postage prepaid to our Secretary c/o DuPont Fabros Technology, Inc., 1212 New York Avenue, NW, Suite 900, Washington, DC 20005, Attn: Richard A. Montfort, Jr., Secretary, not earlier than January 19, 2010, and not later than February 18, 2010, in order to be included in the agenda for our 2010 Annual Meeting of Stockholders. The stockholder filing the notice of nomination must include:

•	As to the stockholder giving the notice:

•	the name and address of such stockholder and/or stockholder associated person, as they appear on our stock ledger, and current name and address, if different;

•	the number of shares of our common stock beneficially owned by that stockholder and/or stockholder associated person;

•	a representation that the stockholder giving the notice intends to appear at the meeting in person or by proxy to submit the business specified in such notice;

•

to the extent known, the name and address of any other stockholder supporting the nominee for election or re-election as a director, or the proposal of other business known on the date of such stockholder’s notice; and

•	all other information relating to the nomination or proposed business which may be required to be disclosed under applicable law.

•	As to each person whom the stockholder proposes to nominate for election as a director:

•	the name, age, business address and residence address of the person;

•	the number of shares of our common stock that are beneficially owned by the person;

•	the date such shares were acquired and the investment intent of such acquisition;

•

all other information relating to the person that is required to be disclosed in solicitations of proxies for election of directors or is otherwise required by the rules and regulations of the SEC; and

•	the written consent of the person to be named in the proxy statement as a nominee and to serve as a director if elected.

In order for a stockholder to bring other business before a meeting of the stockholders, notice must be received by us within the time limits described above. That notice must include:

•	the information described above with respect to the stockholder proposing such business;

•	a description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting;

•	the complete text of any resolutions intended to be presented at the annual meeting; and

•	any material interest of the stockholder in such business.

Any stockholder desiring a copy of our Bylaws will be furnished one without charge upon written request to our Secretary.

Director Attendance at Meetings of our Board of Directors and Annual Meeting

Our Board of Directors held 11 meetings during 2008. All directors attended 75% or more of the aggregate number of meetings of the Board of Directors and its committees on which they served during this period.

We have a policy that directors attend the Annual Meeting of Stockholders. All directors attended the 2008 Annual Meeting of Stockholders.

Involvement in Certain Legal Proceedings

On August 12, 2004, Mr. Malek and Thayer Capital Partners, of which Mr. Malek is Chairman, consented to the entry of an order by the SEC making findings and imposing civil monetary penalties and cease-and-desist orders for violating certain provisions of the Securities Act and the Investment Advisers Act of 1940. The order resulted from an investment made by a pension fund in a private equity fund affiliated with Thayer Capital in which Thayer failed to disclose to the investor the payment of a consulting fee. The order did not bar Mr. Malek or Thayer Capital Partners from the securities or investment advisory industries, and Mr. Malek and Thayer Capital Partners did not admit or deny the findings. Our Board of Directors believes that nothing in the order is reflective of Mr. Malek’s character or ability to serve as a director.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policy and Procedure for Related Person Transactions

The Audit Committee of the Board of Directors, pursuant to its written charter, is charged with the responsibility of reviewing and approving any transaction required to be disclosed as a “related party” transaction under applicable law, rules, or regulations, including the rules and regulations of the SEC. The Audit Committee has not adopted any specific procedures for conducting such reviews and considers each transaction in light of the specific facts and circumstances presented. Other than as described below, no such transactions have occurred since January 1, 2008.

Lease Arrangements

We lease our headquarters from Jaguar Properties LLC, an entity controlled by Lammot J. du Pont and Hossein Fateh. In February 2008, we amended the lease agreement to increase the leased space by 2,580 square feet for an additional $7,993 per month, bringing the total leased space to approximately 9,300 square feet. Under the terms of the amended lease, we are required to pay approximately $30,500 per month, plus our pro rata share of any increase in real estate taxes over the base year, with annual increases in the base rent of 3%. For 2008 we paid a total of approximately $0.4 million under this lease arrangement.

For a portion of the leased space, the initial term expires in September 2009, and for the remainder, the initial term expires in September 2014. We have rights to renew through September 2029. We believe that the terms of this lease are fair and reasonable to us and reflect the terms that we could expect to obtain in an arm’s length transaction for comparable space elsewhere in Washington, DC.

Registration Rights

All holders of OP units, including Messrs. du Pont and Fateh, have registration rights with respect to shares of our common stock that may be issued to them in connection with redemption of the OP units held by them. In December 2008, the SEC declared effective a registration statement on Form S-3 that we filed under which holders of OP units may sell shares of our common stock that are issued to them in connection with redemption of any of their OP units.

Indemnification Agreement Related to Certain Environmental Liabilities

Messrs. du Pont and Fateh agreed to personally indemnify us against any and all direct or indirect claims, liabilities, damages and penalties, which may at any time arise, be imposed upon, incurred by or asserted against us during the period ending October 24, 2010, as a result of the alleged violations cited in the notices of violation issued by Virginia Department of Environmental Quality (“VDEQ”) on October 5 and 19, 2007. On August 4, 2008, we entered into a consent order with the VDEQ to resolve these matters. The order provided that we pay a $ 0.5 million civil penalty and undertake various remedial actions to bring the facilities into compliance and reduce future emissions. We, with the approval of our disinterested directors, determined that $0.4 million of the costs incurred by us in connection with the notices of violation, including a portion of our attorney’s fees, are covered by these indemnification obligations, which Messrs. du Pont and Fateh paid in 2008.

COMPENSATION OF DIRECTORS

The following table presents information relating to total compensation of our directors for the year ended December 31, 2008. Compensation for Lammot J. du Pont, our Executive Chairman of the Board, and Hossein Fateh, our President and Chief Executive Officer, can be found in the “Executive Compensation” section of this proxy statement. Messrs. du Pont and Fateh and John H. Toole, another non-independent director, receive no compensation for their service on the Board of Directors.

Name	Fees Earned or Paid in Cash	Total
Mark Amin	$43,333	$43,333
Michael A. Coke	$50,667	$50,667
Thomas D. Eckert	$50,333	$50,333
Frederic V. Malek	$63,167	$63,167

Our policy for the compensation of each independent director is to provide a $40,000 annual cash retainer, an award of our common stock with a value of $40,000, plus meeting fees (discussed below) and the following additional retainers:

•	For our Lead Independent Director, an additional annual cash retainer of $10,000;

•	For the chair of the Audit Committee, an additional annual cash retainer of $16,000; and

•	For each of the chairs of the Compensation Committee and the Nominating and Corporate Governance Committee, an additional cash retainer of $12,000.

For each meeting attended, we pay our independent directors the following fees:

•	$1,500 for each board and committee meeting attended in person; and

•	$500 for each board meeting attended telephonically where the board member was not reasonably able to attend in person.

The retainer fees that we paid our directors at the time that we completed our IPO in October 2007 were designed to cover the one-year period following our IPO. In 2008, the directors determined that retainer fees should be paid in connection with the election of directors at each annual meeting of stockholders. Consequently, in November 2008, we paid our independent directors the pro rata share of the retainer fees described above in an amount that covers the period from the first anniversary of the completion of our IPO to the 2009 Annual Meeting. Each of the directors elected to our Board of Directors at that meeting will receive the full amount of the retainers described above for the one-year term that will end at the time of our 2010 annual meeting of stockholders.

The award of stock that we granted to our directors at the time that we completed our IPO in October 2007 was designed to cover the one-year period following our IPO. In November 2008, the directors determined that, because the per share price of a share of our stock was less than $2.00 at the time, making such an award at the time of first anniversary of our IPO would be unnecessarily dilutive to our stockholders. Consequently, the directors decided to take no action with respect to awards of common stock until the 2009 Annual Meeting of Stockholders, at which time the directors expect that they will reconsider awards of common stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under federal securities laws, our executive officers, directors and any persons beneficially owning more than ten percent (10%) of a registered class of our equity securities are required to report their ownership and any changes in that ownership to the SEC and to the NYSE. These persons are also required by SEC rules and regulations to furnish us with copies of these reports. Precise due dates for these reports have been established, and we are required to report in this proxy statement any failure to timely file these reports by those due dates by these persons during 2008.

Based on our review of the reports and amendments to those reports furnished to us or written representations from these persons that these reports were not required from those persons, we believe that all of these filing requirements were satisfied by these persons during 2008, except for the following: Mr. Toole failed to timely file one Form 4 that reported a purchase of shares of our common stock, and Messrs. du Pont and Fateh each failed to timely file Forms 4 related to an acquisition of OP units on July 25, 2008 and the disposition of OP units on November 12, 2008, and the related Form 5 associated with these transactions. These transactions have since been reported and all transactions are reflected in this proxy statement.

EXECUTIVE OFFICERS

The following table contains information regarding the executive officers and of the Company. These officers are appointed annually by the Board of Directors and serve at the Board’s discretion.

Name	Age	Position
Lammot J. du Pont	42	Executive Chairman of the Board
Hossein Fateh	41	President and Chief Executive Officer
Mark L. Wetzel	50	Executive Vice President, Chief Financial Officer and Treasurer
Richard A. Montfort, Jr.	48	General Counsel and Secretary
Jeffrey H. Foster	46	Chief Accounting Officer

For information on Messrs. du Pont and Fateh, please see their respective biographical descriptions provided above under the caption “Proposal 1: Election of Directors—Nominees for Election as Directors.”

Mark L. Wetzel has been our Executive Vice President, Chief Financial Officer and Treasurer since July 2008. From 2006 to 2007, Mr. Wetzel was a Division Chief Financial Officer of Vornado Realty Trust’s Merchandise Mart division. From 2005 to 2006, Mr. Wetzel was Senior Vice President and Chief Accounting Officer of Equity Residential, a real estate investment trust. From 2001 to 2005, Mr. Wetzel was Senior Vice President, Financial Reporting & Budgeting of Equity Residential.

Richard A. Montfort, Jr. has been our General Counsel and Secretary since April 2008. From September 2007 to March 2008, Mr. Montfort was Vice President, Securities & Finance of Sprint Nextel Corporation. From 2003 to September 2007, Mr. Montfort was Director, Securities & Finance of Sprint Nextel Corporation and its predecessor, Nextel Communications, Inc.

Jeffrey H. Foster has served as our Chief Accounting Officer since July 2007. Mr. Foster most recently served as Senior Vice President and Chief Accounting Officer of Global Signal, Inc. from April 2005 to May 2007. Prior to joining Global Signal, Mr. Foster served from June 2003 to April 2005 as Senior Vice President—Finance and Corporate Controller at Danka Office Imaging.

SHARE OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the beneficial ownership, as of March 20, 2009, of shares of our common stock and shares of common stock for which OP units, including LTIP units, are redeemable by (1) each of our named executive officers, (2) each of our Directors and Director nominees and (3) all of our Executive Officers and Directors as a group. As of March 20, 2009, 40,253,442 shares of common stock, 27,011,180 OP units and 341,145 LTIP units were outstanding. OP units are currently redeemable by the holder for cash or, at our election if the holder has elected to redeem his or her OP units, shares of our common stock on a one-for-one basis. Under certain circumstances, LTIP units are redeemable under the same terms as OP units. For purposes of the table below, we have assumed that LTIP currently are redeemable for shares of our common stock on a one-for-one basis. The Company, which is the general partner of the OP, also holds OP units, none of which are included in any of the calculations in the table below.

Each person named in the table has sole voting and investment power with respect to all of the shares of common stock shown as beneficially owned by such person, except as otherwise set forth in the notes to the table. Unless otherwise indicated, the address of each named person is c/o DuPont Fabros Technology, Inc., 1212 New York Avenue, N.W., Washington, D.C. 20005.

Beneficial Owners	Number of Shares and OP Units Beneficially Owned		Percentage of All Shares(1)	Percentage of All Shares and OP Units(2)
Lammot J. du Pont	6,680,587	(3)	14.3%	9.9%
Hossein Fateh	5,737,974	(4)	12.5%	8.5%
Mark L. Wetzel	153,885		*	*
Richard A. Montfort, Jr.	43,045		*	*
Jeffrey H. Foster	35,225		*	*
Mark Amin	300,235	(5)	*	*
Michael A. Coke	100,000		*	*
Thomas D. Eckert	1,905		*	*
Frederic V. Malek	791,851	(6)	1.9%	1.2%
John H. Toole	122,292	(7)	*	*
Steven G. Osgood(8)	25,868		*	*
All Directors and Executive Officers as a group (10 persons)	13,992,867		26.4%	20.7%

*	Less than 1.0%
(1)	For purposes of this calculation, the number of common shares deemed outstanding includes 40,253,442 common shares currently outstanding and the number of common shares issuable to the named person(s) upon redemption of OP units and LTIP units that they currently hold for shares of our common stock on a one-for-one basis.
(2)	For purposes of this calculation, the number of common shares and units deemed outstanding includes 40,253,442 common shares, 27,011,180 OP units, and 341,145 LTIP units.
(3)	Represents (i) 73,599 directly owned common shares and 155,239 shares indirectly owned through a limited liability company of which Mr. du Pont is the sole member; (ii) 5,808,868 OP units owned by an entity controlled by Mr. du Pont; (iii) 547,642 OP units that represent the pecuniary interest held by Mr. du Pont through entities of which Mr. du Pont has an ownership interest and is an executive officer or managing member; and (iv) 95,239 fully vested LTIP units owned by Mr. du Pont. Mr. du Pont has pledged approximately 3,541,320 OP units as collateral to secure his personal guarantee of amounts outstanding under a line of credit for the benefit of an entity controlled by Messrs. du Pont and Fateh.
(4)	Represents (i) 241,877 directly owned common shares; (ii) 5,400,858 OP units owned by an entity controlled by Mr. Fateh; and (iii) 95,239 fully vested LTIP units owned by Mr. Fateh. Mr. Fateh has pledged approximately 3,541,320 OP units as collateral to secure his personal guarantee of amounts outstanding under a line of credit for the benefit of an entity controlled by Messrs. du Pont and Fateh.

(5)	Represents (i) 231,705 directly owned common shares; (ii) 41,878 OP units directly owned; and (iii) 26,652 OP units indirectly owned through a trust of which Mr. Amin is a trustee and beneficiary.
(6)	Represents (i) 201,905 directly owned common shares; (ii) 303,361 OP units directly owned; and (ii) 286,585 OP units indirectly owned through a trust of which Mr. Malek’s children are the beneficiaries.
(7)	Represents (i) 50,000 directly owned common shares and (ii) 72,292 OP units held by an affiliate of Mr. Toole, of which he is the majority owner.
(8)	Mr. Osgood ceased employment with us on July 26, 2008.

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

To our knowledge and based upon information available to us in securities filings made by our stockholders with the SEC, beneficial owners of more than 5% of our shares of common stock as of the dates indicated, are as follows:

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Class
Cohen & Steers, Inc.	3,840,064	(1)	10.82%
280 Park Avenue, 10th Floor
New York, NY 10017
Deutsche Bank AG	3,536,300	(2)	9.96%
Theodor-Heuss-Allee 70
60468 Frankfurt, Germany
AEW Capital Management, L.P.	2,427,027	(3)	9.1%
World Trade Center East
Two Seaport Lane
Boston, MA 02110
The Vanguard Group, Inc.	3,171,003	(4)	8.93%
100 Vanguard Blvd.
Malvern, PA 19355
Kettle Hill Capital Management, LLC	1,925,000	(5)	5.35%
101 Park Avenue, 23rd Floor
New York, NY 10178

(1)	Based on information provided in a Schedule 13G filed on September 10, 2008, by Cohen & Steers, Inc. and certain of its subsidiaries, Cohen & Steers Capital Management, Inc. and Cohen & Steers Europe S.A. (collectively, the “Cohen Entities”). Collectively, the Cohen Entities have sole voting power with respect to an aggregate of 3,327,493 shares and sole dispositive power with respect to an aggregate of 3,840,064 shares.
(2)	Based on information provided in a Schedule 13G filed on February 12, 2009, by Deutsche Bank AG and certain of it subsidiaries, PREEF America, L.L.C., Deutsche Investment Management Americas, DWS Investments S.A., Luxembourg and Deutsche Asset Management Australia Ltd (collectively, the “Deutsche Entities”). Collectively, the Deutsche Entities have sole voting power with respect to an aggregate of 2,319,350 shares and sole dispositive power with respect to an aggregate of 3,536,300 shares.
(3)	Based on information provided in a Schedule 13G filed on February 12, 2009, by AEW Capital Management, L.P., AEW Capital Management, Inc., AEW Management and Advisors, L.P. and AEW Investment Group, Inc. (collectively, the “AEW Entities”). Collectively, the AEW Entities have sole voting power with respect to an aggregate of 1,934,127 shares and sole dispositive power with respect to an aggregate of 2,427,027 shares.
(4)	Based on information provided in a Schedule 13G filed on February 13, 2009, The Vanguard Group, Inc. has sole voting power with respect to 17,505 shares and sole dispositive power with respect to 3,171,003 shares.
(5)	Based on information provided in a Schedule 13G filed on January 23, 2009, by Kettle Hill Capital Management, LLC (“Kettle Hill”) and its managing member, Andrew Y. Kurita. The Schedule 13G reports that Kettle Hill and Mr. Kurita have shared voting power with respect to 1,900,000 shares and shared dispositive power with respect to 1,900,000 shares, and that Mr. Kurita has sole voting power and sole dispositive power with respect to an additional 25,000 shares.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee of the Board of Directors are Mark Amin, Thomas D. Eckert and Frederic V. Malek, each of whom is independent in accordance with the Company’s criteria. No Compensation Committee interlocks or insider participation on compensation decisions exist.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section of this proxy statement with management and, based on such review and discussion, the committee recommends that it be included in this proxy statement.

COMPENSATION COMMITTEE

Mark Amin, Chairman

Thomas D. Eckert

Frederic V. Malek

The Compensation Committee Report does not constitute “soliciting material” and shall not be deemed “filed” or incorporated by reference into any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate our SEC filings by reference, in whole or in part, except to the extent we specifically incorporate this information by reference.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This compensation discussion and analysis describes the compensation program for our named executive officers for 2008.

Our named executive officers for 2008 are: Lammot J. du Pont, Executive Chairman; Hossein Fateh, President and Chief Executive Officer; Mark L. Wetzel, Executive Vice President, Chief Financial Officer and Treasurer; Jeffrey H. Foster, Chief Accounting Officer; Richard A. Montfort, Jr., General Counsel and Secretary; and Steven G. Osgood, our former Executive Vice President and Chief Financial Officer. Messrs. Wetzel and Montfort joined our company in July and April 2008, respectively, and Mr. Osgood left our company in July 2008.

Compensation Philosophy and Objectives

Compensation Philosophy. The Compensation Committee is responsible for establishing, modifying and approving the compensation program for our named executive officers. We believe that a significant portion of the compensation paid to executive officers should be closely aligned with our performance on both a short-term and long-term basis. In order to achieve this objective, in addition to annual base salaries, our executive compensation program uses a combination of annual cash-based incentive compensation and long-term equity-based incentive compensation. We use equity-based awards that vest over time as long-term incentives because we view our company-wide performance and growth as the relevant long-term metric, while our annual cash awards can be targeted to reward the attainment of specific performance objectives. This program is designed to encourage high performance, promote accountability and align the interests of our named executive officers with those of our stockholders by linking a significant portion of executive compensation directly to increases in stockholder value. We seek to provide total compensation to our executive officers that are comparable to total compensation paid by comparable real estate investment trusts, or REITs, and other technology companies in our peer group, as discussed in more detail below.

Compensation Objectives. The following are the principal objectives we seek to achieve when setting compensation for our named executive officers:

•	retain our executive officers and attract qualified and experienced executives who can contribute positively to our operating and financial performance and help maximize stockholder value;

•	motivate our employees to achieve our business objectives; and

•	align the interests of our executives with those of our stockholders.

Retention of key employees is important to our business, particularly because we develop, operate and manage wholesale data centers that are highly specialized, secure facilities. Our success depends, to a significant degree, on being able to employ and retain key personnel who are in limited supply and great demand. In particular, we depend on the efforts of Messrs. du Pont and Fateh, because our reputation among and our relationships with our key stakeholders – tenants, contractors, infrastructure providers, other vendors, stockholders and lenders – are the direct result of a significant investment of time and effort by Messrs. du Pont and Fateh to establish our credibility in a highly specialized industry. As a result, we seek to compensate our key employees, including our named executive officers, at a level designed to retain their services over the long-term.

To achieve this objective, our program includes payment of equity-based compensation, as we believe that the successful execution of our business objectives will result in increases in the value of our common stock over time. In this regard, our executive officers are also subject to the downside risk of a decrease in the value of their compensation in the event that the price of our common stock declines. Our named executive officers (excluding Mr. Osgood) as a group, and Messrs du Pont and Fateh in particular, have significant ownership interests in us. See “Share Ownership of Directors and Executive Officers” above.

Role of Executive Officers and Consultants in Compensation Decisions

Although the Compensation Committee has established our overall compensation philosophy and determines the compensation of our Chief Executive Officer and other executive officers, the Compensation Committee seeks recommendations from Messrs. du Pont and Fateh with respect to specific compensation decisions, and input from them regarding the performance of other executive officers.

For the development of our 2009 incentive compensation plans, the Compensation Committee retained Watson Wyatt as its independent compensation consultant. Watson Wyatt provides us advisory services only with respect to compensation-related matters, and works with management only at the request and under the direction of the Compensation Committee. Watson Wyatt has reviewed the compensation components for our named executive officers and advised the Compensation Committee on the appropriateness of our compensation programs, including our incentive and equity-based compensation plans, and any proposed severance agreements. Representatives of Watson Wyatt attend Compensation Committee meetings at the Compensation Committee’s request and make themselves available to provide guidance to the Compensation Committee on a variety of compensation issues as they arise.

At the request of the Compensation Committee, Watson Wyatt prepared benchmarking data with respect to a peer group of real estate and technology companies. The companies included in this peer group are set forth below under “Certain 2009 Compensation Determinations.” Watson Wyatt also reviewed our process for determining, and the compensation decisions made with respect to, comparisons of our named executive officers and the officers of those companies included in our peer group.

2008 Executive Compensation Overview

The compensation paid to each of Messrs. du Pont, Fateh and Osgood during 2008 was based principally on the terms of their respective employment agreements, each of which was negotiated and executed prior to our IPO in October 2007 and prior to the formation of our independent Compensation Committee. Similarly, compensation for Mr. Foster during 2008 was based on the arrangements established in July 2007 when he joined our company, which was prior to the formation of our independent Compensation Committee. Consequently, the 2008 compensation discussion below relates primarily to compensation arrangements established for Messrs. Wetzel and Montfort at the time of their employment, and certain adjustments to the compensation of, and certain incentive compensation awarded to, Mr. Foster during 2008. Under “Certain 2009 Compensation Determinations” below, we also discuss certain significant executive compensation actions that were taken after 2008 that affected all of our named executive officers, other than Mr. Osgood.

The following comprises the primary elements of the 2008 compensation program for our named executive officers:

Annual Base Salary. Base salary provides the named executive officers with a fixed level of compensation that serves as a retention tool and also provides a stable annual income for each executive officer at a level consistent with such officer’s individual contributions. Any adjustments to the base salaries of named executive officers are based on determinations made by the Compensation Committee taking into account factors that may include, among others, the executive’s role and responsibility, skills and experience, future potential with our company, salary levels for similar positions among our peer group of companies, and internal pay equity.

Base salaries for Messrs. du Pont, Fateh and Osgood for 2008 were set pursuant to the terms of their respective employment agreements. These base salaries were based primarily on evaluations of compensation at comparable companies together with discussions with the underwriters of our IPO. We did not make any adjustments to the base salaries of Messrs. du Pont, Fateh or Osgood during 2008.

In August 2008, at the first anniversary of Mr. Foster’s employment with us, we increased his base salary by 3% from an annual rate of $225,000 to $231,750 in recognition of his performance, particularly in connection with our IPO and during our initial months as a publicly-traded company. During those months, Mr. Foster was instrumental in, among other things, helping to ensure that our required SEC reports were timely filed and facilitating the implementation of certain accounting processes and procedures to comply with requirements under the Sarbanes-Oxley Act of 2002.

Mr. Wetzel joined us in July 2008 and Mr. Montfort joined us in April 2008. Mr. Wetzel’s employment agreement provides for an annual base salary of $275,000. When Mr. Montfort joined us, his base salary was set at $230,000. The Compensation Committee believes that both salaries were competitive based on the respective roles, responsibilities, skills and experience of Messrs. Wetzel and Montfort.

Short-Term Cash Compensation. Consistent with our compensation philosophy and objectives, in 2008 we used short-term cash awards to reward certain named executive officers based on achievement of short-term performance objectives.

Prior to the completion of our IPO in October 2007, management determined that it would recommend to the Compensation Committee that Messrs. du Pont, Fateh and Osgood not participate in our short-term cash compensation plan for 2008, based on management’s belief that the compensation received by these named executive officers prior to and in connection with our IPO was sufficient compensation in the short-term. Consequently, none of these officers received a short-term incentive cash award during 2008.

Pursuant to compensation arrangements with Mr. Foster established at the time of his employment with us, we established an incentive program that covered the one-year period through July 2008, the first anniversary of his employment with us. Mr. Foster was given a target opportunity equal to 60% of his base salary with a possible payout ranging from 30% to 120% of his base salary. The actual payout was based on individual pre-established performance objectives recommended by our management team and approved in advance by the Compensation Committee. These objectives were: (i) the successful and timely completion of our IPO, (ii) the timely completion and filing with the SEC of our periodic and current reports following our IPO, and (iii) the implementation of accounting systems and internal accounting controls and procedures. In August 2008, the Compensation Committee approved a payout to Mr. Foster of $270,000, equal to 120% of his 2008 base salary, based on him exceeding expectations in successfully accomplishing all of the objectives set forth above and in carrying out his other duties and responsibilities.

In May 2008, the Compensation Committee adopted a short-term cash incentive plan for certain employees, other than Messrs. du Pont, Fateh, Foster and Osgood. The plan provided for awards of cash compensation, in the discretion of the Compensation Committee, based on (i) our financial performance, and (ii) the individual performance of the participants based on certain operational measures aligned with a participant’s particular job responsibilities, in each case as determined by the Compensation Committee. Upon joining us in July 2008, Mr. Wetzel’s employment agreement provided that he would participate in the plan with a target opportunity of 60% of his 2008 base salary, with a maximum payout of 120% of his salary, prorated for the portion of the year that he was employed by us. With respect to Mr. Montfort, he was eligible to participate in the plan with a target opportunity of 50% of his 2008 base salary, with a maximum payout of 100% of his salary, prorated for the portion of the year that we was employed by us. The Compensation Committee believes that both incentive compensation target opportunities were competitive based on the respective roles, responsibilities, skills and experience of Messrs. Wetzel and Montfort.

In August 2008, the Compensation Committee determined that Mr. Foster should participate in the plan for the remainder of the year because the incentive arrangement for him described above was designed to cover his performance only during the one-year period from July 2007 to July 2008. The Compensation Committee believed that, given Mr. Foster’s performance and his key financial reporting role at our company, he should be entitled to an opportunity to receive incentive compensation for the period covering July 2008 through the remainder of the year. The Compensation Committee determined that Mr. Foster’s target opportunity would remain at 60% of his 2008 base salary, with a maximum payout of 120% of his salary, prorated for the remainder of the year.

In February 2009, the Compensation Committee determined to pay each of Messrs. Wetzel, Foster and Montfort their respective targeted opportunity amounts, pro rated as discussed above. As a result, these named executive officers received the following cash payments: Mr. Wetzel: $82,500; Mr. Foster: $63,700; and Mr. Montfort: $86,500. The Compensation Committee based its decision on the performance of the Company, in part measured by growth in our funds generated from operations, and the performance of each of Messrs. Wetzel, Foster and Montfort in their respective roles.

Long-Term Equity Compensation. Consistent with our compensation philosophy and objectives, in 2008 we made equity-based awards to certain named executive officers to create long-term incentives that align the interests of these executives with those of our stockholders and to serve as a retention tool.

Prior to the completion of our IPO in October 2007, management determined that it would recommend to the Compensation Committee that Messrs. du Pont, Fateh and Osgood not receive any equity-based awards during 2008, based on management’s belief that the compensation received by these named executive officers prior to and in connection with our IPO was sufficient compensation in the short-term. Consequently, none of these officers received an equity-based award during 2008.

Pursuant to compensation arrangements with Mr. Foster established at the time of his employment with us, we awarded him restricted stock with a value equal to $100,000 in August 2008, which equated to 6,262 restricted shares (based on the closing price of $15.97 for our common stock on the August 7, 2008). These shares vest ratably over a period of three years beginning on the one year anniversary of the grant date based on Mr. Foster’s continued employment with us. These restricted shares, which are subject to forfeiture until vested, are not subject to any performance criteria.

Mr. Wetzel’s employment agreement provided for an award of restricted stock with a value of $500,000. Consequently, upon his employment in July 2008, Mr. Wetzel was awarded 27,278 restricted shares (based on the closing price of $18.33 for our common stock on the July 8, 2008, the date that he commenced employment with us), which vest ratably over a period of three years beginning on the one year anniversary of the grant date based on Mr. Wetzel’s continued employment with us. These restricted shares, which are subject to forfeiture until vested, are not subject to any performance criteria.

In May 2008, in connection with Mr. Montfort joining us, he was awarded restricted shares with a value of $300,000, or 17,627 restricted shares (based on the closing price of $17.02 for our common stock on the April 7, 2008, the date that he commenced employment with us), one-third of which shares vest on each of January 2, 2009, 2010 and 2011, based on Mr. Montfort’s continued employment with us. These restricted shares, which are subject to forfeiture until vested, are not subject to any performance criteria.

The Committee believes that the restricted stock grants made to Messrs. Wetzel and Montfort are consistent with our overall compensation philosophy, and that the restricted stock awards were competitive based on the respective roles, responsibilities, skills and experience of Messrs. Wetzel and Montfort. These awards served as a means by which we were able to attract them to join our company, while the long-term vesting schedule is an effective way to retain their services with long-term incentive compensation that aligns their respective interests with those of our stockholders.

Certain 2009 Compensation Determinations

For the development of our compensation program for 2009, the Compensation Committee considered the elements of annual compensation of the named executive officers of the following group of real estate and technology companies:

Real Estate Investment Trusts:	Technology Companies:
Digital Realty Trust, Inc.	Keynote Systems, Inc.
Extra Space Storage, Inc.	Navisite, Inc.
Sovran Self Storage, Inc.	Savvis, Inc
U-Store-It Trust	Switch & Data Facilities Company
Eastgroup Properties	Terremark Worldwide, Inc.
First Potomac Realty Trust

Given the nature of our business, which combines elements of real estate development and management and the design and operation of a state-of-the-art data center facility, the Compensation Committee felt that data from a peer group of companies from both REITs and technology companies appropriately reflected the compensation of the types of individuals that we need to attract and retain to operate our business.

In late 2008 and early 2009, the Compensation Committee analyzed compensation data of the five highest paid executive officers from the above-referenced REITs and technologies companies, which we refer to as our peer group. The total of annual base salary, target short-term incentive opportunity and the amount of the award under the long-term incentive compensation plan for Mr. Fateh, our chief executive officer, was between the median and 75th percentile for the chief executive officers of our peer group, which the Compensation Committee believes is an appropriate range of compensation for Mr. Fateh. The total of annual base salary, target short-term incentive opportunity and the amount of the award under the long-term incentive compensation plan of each of our other named executive officers was between the 25th and 75th percentile for individuals with similar positions at the companies in our peer group – or similar rankings within the summary compensation tables for such companies – which the Compensation Committee believes is an appropriate range of compensation for these officers. Based on this analysis and the Compensation Committee’s belief that Messrs. du Pont and Fateh – notwithstanding their significant equity holdings in our Company – should each be compensated for their significant contributions to our Company, the Compensation Committee determined that Messrs. du Pont and Fateh should participate in our short-term cash and long-term equity incentive compensation plans for 2009, together with Messrs. Wetzel, Foster and Montfort.

Annual Base Salary. For 2009, the Compensation Committee made no adjustments to annual base salaries, other than a 2% increase of Mr. Montfort’s base salary from an annual rate of $230,000 to $235,000 in recognition of his performance during 2008.

Short-Term Incentive Cash Compensation. In February 2009, the Compensation Committee adopted the 2009 cash Short-Term Incentive Plan (the “2009 STIC Plan”) and established the performance objectives that will be applicable to the plan’s participants, including each of our named executive officers. The 2009 STIC Plan provides for the payment of cash incentive awards to plan participants in early 2010 if, and to the extent to that, certain performance objectives are achieved based on Company and individual participant performance during 2009.

Payments, if made, will be determined using three variables: (i) the participant’s annual incentive target opportunity, which is based on a percentage of the participant’s base salary; (ii) actual performance compared with the performance objectives described below; and (iii) relative weightings for each of the performance objectives. The performance objectives under the STIC Plan are our 2009 funds from operations, certain operational targets specific to each participant and, for some participants, a discretionary element.

The 2009 cash incentive target opportunities for our named executive officers are as follows: Messrs. du Pont and Fateh, 100% of base salary; Mr. Wetzel, 60% of base salary; and Messrs. Foster and Montfort, 50% of base salary. The target opportunities were selected by the Compensation Committee based on the competitive market analysis of our peer group discussed above, and in consultation with Watson Wyatt.

Long-Term Equity Compensation. In February 2009, the Committee adopted the 2009 Long-Term Incentive Compensation Plan (the “2009 LTIC Plan”) for plan participants, and approved equity-based incentive awards under the plan, including for each of the named executive officers. For named executive officers, fifty percent of the value of each participant’s award was made in the form of stock options and the remaining fifty percent was made in the form of restricted stock.

The stock option grants and restricted stock awards, which are not subject to any performance criteria, will vest ratably in three equal portions on each of March 1, 2010, 2011 and 2012 so long as the participant remains continuously employed by us from the date of the grant through the applicable vesting date. The restricted stock granted under the plan is subject to forfeiture until vested.

The 2009 LTIC Plan equity awards for our named executive officers was set in the following dollar-denominated amounts: Mr. du Pont, $750,000; Mr. Fateh, $1,500,000; Mr. Wetzel, $550,000; Mr. Foster, $200,000; and Mr. Montfort, $230,000. These awards were selected by the Compensation Committee based on the competitive market analysis of our peer group, and in consultation with Watson Wyatt.

To support our goal of aligning the interests of our named executive officers with those of our stockholders, while also rewarding our named executive officers for the successful execution of our business objectives, and facilitating our retention objectives, the 2009 LTIC Plan provides that one-half of each participant’s targeted opportunity be made in the form of restricted stock and the other half be made in the form of non-qualified options to purchase our common stock. By subjecting both the restricted stock awards and stock options grants to time-based vesting schedules, we facilitate our retention objectives and emphasize the importance of enhancing our performance and increasing stockholder return. In addition, each named executive officer will realize remuneration from stock option awards only if he remains employed with us during the vesting period and the price of our common stock appreciates after the date of grant, which supports our goal of tying remuneration to stockholder return. The determination to split the 2009 LTIC Plan’s awards evenly between restricted stock and options was based on the Compensation Committee’s desire to promote its incentive and retention goals discussed above while also balancing a desire to not unnecessarily dilute current stockholders and to maintain a greater number of shares available for future issuance under our 2007 Equity Compensation Plan.

The number of stock options granted was based on the value of each option, which was determined using the Black Scholes valuation model. The exercise price of each option is $5.06, the closing price of the Company’s common stock on the grant date. The number of shares of restricted stock awarded was based on the average of the opening and closing price of the Company’s common stock on the date of grant, which was $5.13.

A summary of the primary elements of 2009 base and target compensation with respect to each of our named executive officers is set forth in the table below.

		2009 Short-Term Incentive Compensation Plan Target Opportunity	2009 Long-Term Incentive Compensation Plan
	Annual Base Salary		Restricted Share Award	Stock Option Award

Lammot J. du Pont	$250,000	$250,000	73,100	231,482

Hossein Fateh	$250,000	$250,000	146,199	462,963

Mark L. Wetzel	$275,000	$165,000	53,607	169,754

Jeffrey H. Foster	$231,750	$115,875	19,494	61,729

Richard A. Montfort, Jr.	$235,000	$117,500	22,418	70,988

Benefits Upon Termination of Employment and Change in Control

As discussed above, we have entered into employment agreements with Messrs. du Pont, Fateh and Wetzel. In March 2009, we entered into severance agreements with Messrs. Foster and Montfort. Each of these agreements provide that our named executive officers are entitled to certain compensation if, among other things, they are terminated without cause or they resign for good reason, including in connection with a change in control of us. The compensation that a named executive may receive includes a cash payment, the vesting and acceleration of equity awards and the continuation of certain health benefits. For additional information regarding the benefits that a named executive is entitled to upon termination, including in connection with a change in control of us, see “—Potential Payments Upon Termination of Employment or Change of Control” below.

These arrangements are designed to, among other things, increase the willingness of each of our named executive officers to remain with us notwithstanding the employment uncertainties related to a possible change in control. Although the Compensation Committee considers the total estimated value a named executive officer would realize upon termination in connection with a change in control or other qualifying termination event, the Compensation Committee does not principally rely upon that information in deciding the elements of annual compensation for our named executive officers. Rather, the retention of these named executive officers and their continued focus and objectivity during a potential change of control is the primary purpose of these severance arrangements, while retention and motivation to achieve performance goals in a normal operating environment are the principal factors considered by the committee in establishing elements of annual compensation. In addition, the agreements related to the awards of restricted stock and stock options discussed above provide for the accelerated vesting of these awards upon a change of control of us. The Compensation Committee believes that our employees, whose work has contributed to our value, should share in any consideration paid for our company in a transaction that results in a change of control of us.

Other Elements of Compensation

Personal Benefits. We periodically provide certain benefits to our executive officers that we believe are important to attract and retain talented executives. In 2008, these benefits included payments to Mr. Wetzel for temporary housing and relocation-related expenses, and certain tax gross-up payments made in connection with such expenses. We made payments to Mr. Osgood for commuting and temporary living arrangements during 2008. See Footnotes 6 and 7 to the Summary Compensation Table, below.

Retirement Savings. All employees are eligible to participate in our 401(k) Retirement Savings Plan, or 401(k) Plan. We provide this plan to help employees save a portion of their cash compensation for retirement on a tax-deferred basis. Under the 401(k) Plan, employees are eligible to defer a portion of their salary, and we, in our discretion, may make a matching contribution and/or a profit sharing contribution. Currently, we match 50% of each participant’s contributions up to 8% of his or her eligible compensation. We do not offer defined benefit pension or supplemental executive retirement plans to any of our employees, including the named executive offices.

Health and Welfare Benefits. Our compensation program includes a comprehensive array of health and welfare benefits. Our named executive officers participate in the same benefit programs, plans and arrangements that are provided to all of our full-time employees. We pay all of the costs for some of these benefit plans, and participants contribute a portion of the cost for other benefit plans.

Narrative to Summary Compensation and Grants of Plan-Based Awards Tables

Employment Agreements

Prior to our IPO, we had entered into employment agreements with each of Messrs. du Pont, Fateh and Osgood. In June 2008, we entered into an employment agreement with Mr. Wetzel. Each agreement, other than Mr. Osgood’s agreement, has a term of three years and, upon expiration, will be extended for an additional one-year term, unless one party provides notice that it does want to extend the term. The full agreements are filed as exhibits to our annual report on Form 10-K.

The material terms of these agreements are as follows:

•	Minimum base salary—$250,000 in the case of Messrs. du Pont and Fateh, and $275,000 in the case of Mr. Wetzel;

•

Annual short-term compensation eligibility based on criteria determined by the Compensation Committee—100% of base salary in the case of Messrs. du Pont and Fateh (other than for 2008, when Messrs. du Pont and Fateh were not eligible to participate in such plan), and 60% of base salary in the case of Mr. Wetzel (see “—Compensation Discussion and Analysis” above for additional information);

•	Eligibility to participate in our long-term incentive plan (see “—Compensation Discussion and Analysis” above for additional information);

•	Severance payments under various employment termination scenarios (see “—Potential Payments Upon Termination or Change of Control” below for additional information);

•	Eligibility to participate in our benefit plans at identical participation (see “—Compensation Discussion and Analysis” above for additional information);

•	Covenants not to compete with us (see “—Potential Payments Upon Termination or Change of Control” below for additional information); and

•	Indemnification from certain claims during the performance of their duties.

With respect to Messrs. Foster and Montfort, compensation paid was based primarily on arrangements made at the time of their employment with us. In March 2009, we entered into severance agreements with Messrs. Foster and Montfort, but neither agreement was in effect during 2008. See “—Potential Payments Upon Termination or Change of Control” below for additional information.

2008 and 2007 Compensation

For Messrs. du Pont, Fateh and Osgood, all cash compensation was paid in the form of base salary during 2008 and the period October 24, 2007 through December 31, 2007, as management determined that it would recommend to the Compensation Committee that no incentive cash compensation be awarded to those individuals during those periods. For Messrs. Wetzel, Foster and Montfort, cash compensation included both base salary and short-term incentive compensation. For a discussion of the general terms of those plans, see “—Compensation Discussion and Analysis” above.

In October 2007, we made awards of stock and LTIP units to Messrs. du Pont and Fateh, and awards of stock to Messrs. Foster and Osgood, in connection with the completion of our IPO in October 2007, in recognition of the efforts of these individuals in connection with our formation and IPO. In connection with these awards, management determined that it would recommend to the Compensation Committee that Messrs. du Pont, Fateh and Osgood not receive any equity-based awards during 2008.

During 2008, Messrs. Wetzel, Foster and Montfort received awards of time-based vesting restricted shares. In the case of Messrs. Wetzel and Montfort, these awards were made in connection with the commencement of their employment with us.

All other compensation provided to our named executive officers in 2008 and 2007 was based on the personal, retirement and health and welfare benefits described in “—Compensation Discussion and Analysis” above.

Summary Compensation Table

The table below sets forth the base salary and other compensation payable to each of our named executive officers during the year ended December 31, 2008, and the period from October 24, 2007 (the closing date of our IPO) to December 31, 2007.

Name and Principal Position	Year	Salary(1)		Stock Awards(2)		Non-Stock Incentive Plan Compensation	All Other Compen- sation			Total
Lammot J. du Pont, Executive Chairman	2008 2007	$ $	250,801 41,667	$	— 2,800,371	— —	$ $	8,040 30,590	(3) (4)	$ $	258,841 2,872,628

Hossein Fateh, President and Chief Executive Officer	2008 2007	$ $	250,801 41,667	$	— 2,800,371	— —	$ $	8,040 33,838	(3) (5)	$ $	258,841 2,875,876

Mark L. Wetzel Executive Vice President, Chief Financial Officer and Treasurer	2008		$125,865		$79,361	$82,500		$47,984	(6)		$335,710

Jeffrey H. Foster, Chief Accounting Officer	2008 2007	$ $	225,721 37,500	$ $	13,443 550,011	$333,700 —		$7,958 —	(3)	$ $	580,822 587,511

Richard A. Montfort, Jr. General Counsel and Secretary	2008		$163,654		$109,763	$86,250		$5,362	(3)		$365,029

Steven G. Osgood, Former Executive Vice President and Chief Financial Officer	2008 2007	$ $	149,840 41,667	$ $	769,741 730,268	— —	$ $	57,340(7) 13,773(8)		$ $	976,921 785,708

(1)	Amounts for 2007 represent the portion of annual base salary allocable for the period October 24, 2007 through December 31, 2007.
(2)	Amount represents the dollar amounts recognized by the company in accordance with FAS 123R for financial statement reporting purposes for the year ended December 31, 2008 and the period October 24, 2007 through December 31, 2007, excluding any impact of estimated forfeitures related to service-based vesting conditions as required by SEC rules.
(3)	Consists of amounts contributed by us under our 401(k) plan and for life insurance premiums paid by us.
(4)	Consists of reimbursement of $30,000 in legal fees incurred in connection with our IPO and parking expenses.
(5)	Consists of reimbursement of $30,000 in legal fees incurred in connection with our IPO, family travel expenses and parking expenses.
(6)	Consists of $26,885 of temporary housing and relocation-related allowances, $16,097 of tax gross-up payments made in connection with such allowances, reimbursement of parking expenses, amounts contributed by us under our 401(k) plan and life insurance premiums paid by us.
(7)	Consists of $28,087 of reimbursements for commuting expenses, $21,447 of tax gross-up payments made in connection with such expenses, reimbursement of parking expenses, amounts contributed by us under our 401(k) plan and life insurance premiums paid by us.
(8)	Consists of reimbursement of commuting expenses of $12,493 and parking expenses.

Grants of Plan-Based Awards

The table below summarizes awards under our short-term incentive plan and awards of restricted stock to our named executive officers in 2008.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards					All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards(1) ($)
		Threshold ($)	Target ($)		Maximum ($)
Lammot J. du Pont	—	—	—		—		—	—

Hossein Fateh	—	—	—		—		—	—

Mark L. Wetzel	7/8/2008	—	$82,500	(2)	$165,000	(2)	—	—

	7/8/2008	—	—		—		27,278	$493,732

Jeffrey H. Foster	8/7/2008	—	$63,700	(2)	$127,400	(2)	—	—

	8/7/2008	—	—		—		6,262	$100,787

Richard A. Montfort, Jr.	5/20/2008	—	$86,250	(2)	$172,500	(2)	—	—

	5/20/2008	—	—		—		17,627	$329,272

Steven G. Osgood	—	—	—		—		—	—

(1)	Represents the estimated grant date fair value of the shares of restricted common stock, which is subject to forfeiture until vested.
(2)	Based on an award opportunity that was prorated for the portion of the year in which the named executive officer participated in the plan.

Outstanding Equity Awards at Fiscal Year End

The following table lists the restricted shares of common stock awarded to our named executive officers that are unvested and outstanding, and the market value of these shares, as of December 31, 2008. No discount has been taken to reflect risk of forfeiture or restrictions on transferability.

	Stock Awards
Name	Number of Shares or Units or Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Lammot J. du Pont	—		—

Hossein Fateh	—		—

Mark L Wetzel	27,278	(1)	$56,465

Jeffrey H. Foster	6,262	(2)	$12,962

Richard A. Montfort, Jr.	17,627	(3)	$36,488

Steven G. Osgood	—		—

(1)	Shares vest ratably over a period of three years beginning on the one year anniversary of the grant date, July 8, 2009.

(2)	Shares vest ratably over a period of three years beginning on the one year anniversary of the grant date, August 7, 2009.
(3)	One-third of the shares vest on each of January 2, 2009, 2010 and 2011.

Stock Vested During Year

The following table discloses the number of shares of restricted stock that vested during 2008 and the value realized on vesting. No stock options were outstanding during 2008.

Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Lammot J. du Pont	—	—
Hossein Fateh	—	—
Mark L Wetzel	—	—
Jeffrey H. Foster	—	—
Richard A. Montfort, Jr.	—	—
Steven G. Osgood	71,429	$1,308,402

Potential Payments Upon Termination or Change in Control

The following tables represent the payments due to our named executive officers in the event that employment termination or change in control payments would have been triggered under their employment agreements or arrangements as of December 31, 2008. As described in “—Compensation Discussion and Analysis” above, we entered into employment agreements with each of Messrs. du Pont, Fateh and Wetzel. Effective July 27, 2008, the term of Mr. Osgood’s employment agreement expired. He received no severance payments or related benefits in connection with the termination of his employment.

For purposes of the discussion below, the following are summaries of the definitions for “change of control,” “cause,” “good reason” and “disability.” These definitions are substantially the same for each agreement. The following descriptions are summaries only, and each applicable employment agreement between us and a named executive officer, and each applicable plan document related to equity-based awards, sets forth the relevant definition in full.

“Cause” generally means that the named executive officer (i) is convicted of a felony or an act fraud, (ii) engages in a willful and continued failure to substantially perform his duties, or (iii) violates our Code of Business Conduct and Ethics.

“Change of control” generally means any of the following: (i) the acquisition by a person or group of 50% or more of the voting power of our securities; (ii) a change in the composition of a majority of our directors; (iii) the consummation of a merger, reorganization, business combination or similar transaction, other than in the case where, following such transaction, (A) our stockholders immediately prior to the transaction continue to own more than 50% of the combined entity, and (B) no person or group owns more than 50% of the combined entity; or (iv) our liquidation or dissolution.

“Good reason” generally means, without the named executive officer’s consent, the occurrence of any of the following: (i) the material reduction of an executive’s duties or responsibilities, organizational status, or title; (ii) certain relocations from where the executive currently works; (iii) certain material reductions in salary; (iv) a material breach of his employment agreement by us; (v) our failure to obtain an agreement from any successor to perform his employment agreement; and (vi) in the case of the employment agreements between us and Messrs. du Pont and Fateh, a change of control of us.

“Disability” generally means the named executive officer is unable to perform the essential functions of his position for six months in the aggregate during any twelve month period or based on the written certification by two licensed physicians of the likely continuation of such condition for such period.

Payments Due Upon Termination Without Cause or Resignation for Good Reason

Messrs. du Pont and Fateh. Under the terms of employment agreements between us and each of Messrs. du Pont and Fateh, if we terminate their employment without cause or they resign for good reason, upon execution of a release of claims acceptable to us and compliance with certain non-competition provisions, they will be entitled to receive, in addition to any compensation earned but not paid through the date of termination, the following benefits:

•

a lump sum cash payment equal to two times or, if the termination occurs after October 24, 2009 (the second anniversary of our IPO), one times, the sum of (A) the executive’s then current base salary and (B) the average of the two highest annual cash bonuses, if any, paid or approved for payment to the executive during the preceding three completed performance years, or, if the executive has not been employed for at least three completed performance years, the highest annual cash bonus, if any, paid or approved for payment to the executive during the term of his employment;

•

a lump some cash payment of a short-term incentive award for the year of termination, in an amount equal to the executive’s target opportunity, pro rated for the period of time during the year that the executive was employed by us;

•	full vesting of any unvested equity incentive awards or termination of any forfeiture restrictions applicable to any restricted stock awards, as applicable;

•

full vesting of any unvested performance-based equity awards, as if the performance objectives on which such awards are conditioned had been met at the greater of the target level at the date of termination and actual performance at the date of termination; and

•	at our expense, the right to continued participation by the executive and his spouse and dependent children in our group health plans for up to 18 months following the termination.

Mr. Wetzel. Under the terms of the employment agreement between us and Mr. Wetzel, if we terminate his employment without cause or he resigns for good reason, upon execution of a release of claims acceptable to us and compliance with certain non-competition provisions, he will be entitled to receive, in addition to any compensation earned but not paid through the date of termination, the following benefits:

•

a lump sum cash payment equal to two times the sum of (A) his then current base salary and (B) the average of the two highest annual cash bonuses, if any, paid or approved for payment to him during the preceding three completed performance years;

•

a lump some cash payment of a short-term incentive award for the year of termination, in an amount equal to his target opportunity, pro rated for the period of time during the year that he was employed by us;

•	full vesting of any unvested equity incentive awards or termination of any forfeiture restrictions applicable to any restricted stock awards, as applicable;

•	full vesting of any unvested performance-based equity awards, as if the performance objectives on which such awards are conditioned had been met at the target level at the date of termination; and

•	at our expense, the right to continued participation by Mr. Wetzel and his spouse and dependent children in our group health plans for up to one year following the termination.

Messrs. Foster and Montfort. The employment arrangements made with Mr. Foster in July 2007 provide that, in the event that his employment is terminated by us without cause, he will receive a payment equal to one-half of his annual base salary. In addition, the terms of the agreements that govern the respective restricted stock awards to Messrs. Foster and Montfort provide that the awards will vest in full if their employment is terminated by us without cause.

Set forth in the table below is the amount of compensation to which each of the named executive officers would be entitled if he was terminated by us without cause or, in the case of Messrs. du Pont, Fateh and Wetzel, he resigned for good reason, on December 31, 2008:

Name	Salary	Stock Awards(1)	Non-Equity Incentive Plan Compensation	Benefits	Total
	($)	($)	($)	($)	($)
Lammot J. du Pont	$500,000	—	—	$18,000	$518,000
Hossein Fateh	$500,000	—	—	$18,000	$518,000
Mark L. Wetzel	$550,000	$56,465	$165,000	$12,000	$783,465
Jeffrey H. Foster	$115,875	$12,962	—	—	$128,837
Richard A. Montfort, Jr.	—	$36,488	—	—	$36,488

(1)	The amounts set forth in this column include only the value of unvested equity awards that would vest in connection with a termination of employment in the circumstances described above. The equity holdings for each of these named executive officers are set forth above under “Share Ownership of Certain Beneficial Owners.”

Payments Due Upon Change of Control

Messrs. du Pont, Fateh and Wetzel. The terms of the employment agreements between us and each of Messrs. du Pont, Fateh and Wetzel provide no compensation in addition to that described above under “Payments Due Upon Termination Without Cause or Resignation for Good Reason” if, following a change of control of us, we terminate their employment without cause or they resign, except that each of them are entitled to a gross-up of his respective severance payments received in connection with a termination of employment following a change of control to the extent any portion of his severance is deemed to be a “parachute payment” subject to parachute payment excise taxes under Section 280G of the Internal Revenue Code, provided, however, that, if the parachute payment does not exceed a specified threshold dollar amount, the parachute payment will be reduced to avoid any parachute payment exercise taxes. Under the employment agreements of Messrs. du Pont and Fateh, a change of control of us is deemed to give them “good reason” to resign.

Messrs. Foster and Montfort. The employment arrangements made with Mr. Foster in July 2007 provide that, in the event that his employment is terminated by us without cause in connection with a change of control, he will receive a payment equal to two times his annual base salary. The terms of the agreements that govern the respective restricted stock awards to Messrs. Foster and Montfort provide that the awards will vest in full in the event of a change of control.

Set forth in the table below is the amount of compensation to which each of the named executive officers would be entitled if, following a change of control of us, he was terminated by us without cause or, in the case of Messrs. du Pont, Fateh and Wetzel, he resigned for good reason, on December 31, 2008:

Name	Salary	Stock Awards(1)	Non-Equity Incentive Plan Compensation	Benefits	Total
	($)	($)	($)	($)	($)
Lammot J. du Pont	$500,000	—	—	$18,000	$518,000
Hossein Fateh	$500,000	—	—	$18,000	$518,000
Mark L. Wetzel	$550,000	$56,465	$165,000	$12,000	$783,465
Jeffrey H. Foster	$463,500	$12,962	—	—	$476,462
Richard A. Montfort, Jr.	—	$36,488	—	—	$36,488

(1)	The amounts set forth in this column include only the value of unvested equity awards that would vest in connection with a termination of employment in the circumstances described above. The equity holdings for each of these named executive officers are set forth above under “Share Ownership of Certain Beneficial Owners.”

Payments Due Upon Termination of Employment Following Death or Disability

Messrs. du Pont and Fateh. Under the terms of employment agreements between us and each of Messrs. du Pont and Fateh, upon termination of their employment as a result of death or disability, each executive will be eligible to receive, in addition to any compensation earned but not paid through the date of termination, the following benefits:

•	an amount equal to his target opportunity under a then-existing incentive compensation plan, pro rated for the period of time during the year prior to his death or when he was not disabled;

•

vesting of any unvested equity incentive awards or termination of any forfeiture restrictions applicable to any unvested restricted stock awards, as applicable, that otherwise would have vested during the 12-month period following the death or disability; and

•	at our expense, the right to continued participation by him and his spouse and dependent children in our group health plans for up to 18 months following the termination.

Mr. Wetzel. Under the terms of employment agreements between us and Mr. Wetzel, upon termination of his employment as a result of death or disability, he will be eligible to receive, in addition to any compensation earned but not paid through the date of termination, the following benefits:

•	an amount equal to his target opportunity under a then-existing incentive compensation plan, pro rated for the period of time during the year prior to his death or when he was not disabled;

•	at our expense, the right to continued participation by him and his spouse and dependent children in our group health plans for up to 18 months following the termination.

In addition, the terms of the agreement that governs the respective restricted stock award to Mr. Wetzel provides that the award will vest in full in the event that his employment terminates as a result of death or disability.

Messrs. Foster and Montfort. The terms of the agreements that govern the respective restricted stock awards to Messrs. Foster and Montfort provide that their unvested awards will vest in full in the event that their employment terminates as a result of death or disability.

Set forth in the table below is the amount of compensation to which each of the named executive officers would be entitled if he was terminated by us as a result of his death or disability on December 31, 2008:

Name	Salary	Stock Awards(1)	Non-Equity Incentive Plan Compensation	Benefits	Total
	($)	($)	($)	($)	($)
Lammot J. du Pont	—	—	—	$18,000	$18,000
Hossein Fateh	—	—	—	$18,000	$18,000
Mark L. Wetzel	—	$56,465	$82,500	$12,000	$150,965
Jeffrey H. Foster	—	$12,962	—	—	$12,962
Richard A. Montfort, Jr.	—	$36,488	—	—	$36,488

(1)	The amounts set forth in this column include only the value of unvested equity awards that would vest in connection with a termination of employment in the circumstances described above. The equity holdings for each of these named executive officers are set forth above under “Share Ownership of Certain Beneficial Owners.”

Severance Agreements Entered Into After Year-End

In March 2009, we entered into severance agreements with each of Messrs. Foster and Montfort, with an initial term of three years. Under the agreements, if Messrs. Foster’s or Montfort’s employment is terminated under certain circumstances, he will be entitled to the compensation discussed below.

If either Mr. Foster of Mr. Montfort is terminated by us without cause or resigns for good reason, other than in connection with a change of control of us:

•	he will receive a cash payment equal to the sum of (i) his base salary, plus (ii) his target award opportunity under our short-term incentive compensation plan;

•	all unvested equity awards that would have vested for 12 months following termination will fully vest and become exercisable or free from restrictions; and

•	he will be entitled to one year of health insurance coverage.

If, within 12 months following a change in control of us, either Mr. Foster or Mr. Montfort is terminated by us without cause or resigns for good reason, he will receive:

•	a cash payment equal to two times his base salary;

•

a cash payment equal to two times the average of his three most recent annual incentive payments (or amounts approved for payment) under our short-term incentive compensation plan, if any, or, if fewer than three short-term incentive compensation plan payments have been paid (or approved for payment), the highest payment, if any, paid (or approved for payment) to him during the agreement’s term (and if no such payments have been made or approved, then his target opportunity will be the basis for this payment);

•

a pro rata short-term incentive compensation plan cash payment for the year of termination in the amount approved by our board of directors, or, if no amount has been approved, an amount equal to his target opportunity for the year of termination, based on the number of days that he was employed that year; and

•	one year of health insurance coverage.

If, within three months before a change in control, either Mr. Foster or Mr. Montfort is terminated by us without cause or resigns for good reason, he will receive:

•

a cash severance payment equal to any difference between (i) the amounts paid to him in connection with the pre-change in control termination and (ii) the amounts he would have received upon termination following a change in control; and

•

for unvested equity-based awards held by him that were forfeited or otherwise terminated, a cash payment equal to the value of such awards that would have vested had he remained employed by us through the change of control.

If either Mr. Foster or Mr. Montfort becomes disabled during the term of the Agreement, he will receive:

•	his target bonus for the year of termination, pro rated for the number of days he was employed during that year; and

•	one year of health insurance coverage.

In connection with the Agreement, Messrs. Foster and Montfort entered into a Non-Disclosure, Assignment and Non-Solicitation Agreement pursuant to which, for one year following the end of his employment term, each agreed not to compete with us or solicit our employees, tenants or certain prospective tenants. Their compliance with this agreement is a condition to the receipt of any of the compensation discussed above.

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2008 with respect to compensation plans under which equity securities of the Company are authorized for issuance.

Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans
Equity compensation plans approved by security holders	—	—	4,125,254
Equity compensation plans not approved by security holders	—	—	—

Total	—	—	4,125,254

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors consists of Michael A. Coke (Chairman and Audit Committee Financial Expert), Thomas D. Eckert and Frederic V. Malek and operates under a written charter adopted by our Board of Directors.

The Audit Committee oversees DuPont Fabros Technology, Inc.’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the internal controls over financial reporting. In this context, the Audit Committee has reviewed and discussed with management the audited financial statements in the annual report to stockholders.

The Audit Committee also has discussed with Ernst & Young LLP the matters required to be discussed by Statement of Auditing Standards 61, as modified or supplemented, including the overall scope and plan for their audit, the auditor’s judgment as to the quality, not just the acceptability, of the accounting principles, the consistency of their application and the clarity and completeness of the audited financial statements.

The Audit Committee has received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board of Directors agreed) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, for filing with the Securities and Exchange Commission. The Audit Committee also appointed Ernst & Young LLP as the Company’s auditors for the 2009 fiscal year.

AUDIT COMMITTEE

Michael A. Coke, Chairman

Thomas D. Eckert, and

Frederic V. Malek

The Audit Committee Report does not constitute “soliciting material” and shall not be deemed “filed” or incorporated by reference into any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate our SEC filings by reference, in whole or in part, except to the extent we specifically incorporate this information by reference.

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Principal Accountant Fees and Services

The following table summarizes the fees billed by Ernst & Young LLP for professional services rendered to us and our accounting predecessor for 2007 and 2008:

	2008		2007
Audit Fees	$714,725	(1)	$2,322,205	(2)
Audit-Related Fees	—		—
Tax Fees	—		152,035	(3)
All Other Fees	—		—

Total	$714,725		$2,474,240

(1)	Audit fees for 2008 consisted of professional services rendered for the audit of our 2008 consolidated financial statements, the report on the effectiveness of internal control over financial reporting as required by the Sarbanes-Oxley Act, the review of the consolidated financial statements included in our 2008 Form 10-Qs, services associated with the review of registration statements and related issuances of consents and other services related to SEC matters.
(2)	Audit fees for 2007 consisted of professional services rendered for the audit of our 2007 consolidated financial statements, the report on the effectiveness of internal control over financial reporting as required by the Sarbanes-Oxley Act, the review of the consolidated financial statements included in our 2007 Form 10-Q, the audits of our accounting predecessor and the Acquired Properties for 2004, 2005, and 2006 and services associated with our IPO, including review of registration statements and related issuances of comfort letters and consents and other services related to SEC matters.
(3)	Tax fees for 2007 consisted primarily of tax planning services.

The Audit Committee, which was formed in connection with our initial public offering, was not involved in approving the audit fees for services rendered in connection with our initial public offering. All audit services provided to us by Ernst & Young LLP since we became a public company have been pre-approved by the Audit Committee.

Pre-Approval Policies and Procedures

The Audit Committee pre-approves all audit and non-audit services provided by the Company’s independent registered public accounting firm.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors does not know of any matters to be presented at the Annual Meeting other than those specifically set forth in the Notice of Annual Meeting of Stockholders. If other proper matters, however, should come before the Annual Meeting or any adjournment thereof, the persons named on the enclosed proxy card intend to vote the shares represented by them in accordance with their best judgment in respect of any such matters.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 19, 2009

This proxy statement and our annual report to stockholders are available on our website at www.dft.com/investor_relations/.

ANNUAL REPORT

The Company’s 2008 Annual Report to Stockholders is being mailed to stockholders concurrently with this proxy statement and does not form part of the proxy solicitation material.

By order of the Board of Directors,

Lammot J. du Pont

Executive Chairman of the Board

April 3, 2009

Washington, DC

National City Bank
Shareholder Services Operations
Locator 5352
P.O. Box 94509
Cleveland, OH 44101-4509

YOUR VOTE IS IMPORTANT

Regardless of whether you plan to attend the Annual Meeting

of Stockholders, you can be sure your shares are represented at the meeting by promptly returning your Proxy in the

enclosed envelope.

i  Please fold and detach card at perforation before mailing.  i

DUPONT FABROS TECHNOLOGY, INC.

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 19, 2009

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Lammot J. du Pont, Hossein Fateh and Mark L. Wetzel as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Common Stock of DuPont Fabros Technology, Inc. held of record by the undersigned on March 20, 2009, at the Annual Meeting of Stockholders to be held at the Grand Hyatt Washington, 1000 H Street, NW, Washington, DC 20001, on May 19, 2009, or any adjournments or postponements thereof.

Dated:	, 2009

Signature

Signature

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Please sign, date and return promptly in the enclosed envelope.

i  Please fold and detach card at perforation before mailing.  i

DUPONT FABROS TECHNOLOGY, INC.	PROXY

This proxy is solicited on behalf of the Board of Directors of the Company. This proxy, when properly executed, will be voted in accordance with the instructions given below. If no instructions are given, this proxy will be vote “FOR ALL NOMINEES” in Proposal 1 and “FOR” Proposal 2 and, with respect to any other matters that properly come before the meeting, the proxies named in this proxy will vote in his discretion.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL NOMINEES” IN PROPOSAL 1 AND “FOR” PROPOSAL 2.

1.	Election of Directors:

NOMINEES:	(1) Mark Amin	(2) Michael A. Coke	(3) Lammot J. du Pont	(4) Thomas D. Eckert
	(5) Hossein Fateh	(6) Frederic V. Malek	(7) John H. Toole

	❑	FOR all nominees listed above

	❑	WITHHOLD AUTHORITY to vote for all nominees listed above

	❑	FOR all except To withhold authority to vote for any such nominee(s), write the name(s) of the nominee(s) on the line below:

2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2009.

❑ FOR	❑ AGAINST	❑ ABSTAIN

3.	In his discretion, each proxy is authorized to vote upon such other business as may properly come before the Annual Meeting.

CONTINUED ON REVERSE SIDE